FOR IMMEDIATE RELEASE
February 24, 2006

For further information contact:
Craig Montanaro
Senior Vice President,
Director of Strategic Planning
Kearny Financial Corp.
(973) 244-4510

                        KEARNY FINANCIAL CORP. REPORTS ON
                      RESTRUCTURING OF SECURITIES PORTFOLIO

Fairfield,  New Jersey,  February 24, 2006 - Kearny Financial Corp. (Nasdaq NMS:
KRNY) (the "Company"), the holding company of Kearny Federal Savings Bank (the "Bank"), today reported that it had sold $249 million of U.S. government agency notes with an average yield of 3.20% which resulted in a loss of $7.9 million and had also sold 131,088 shares of Freddie Mac common stock, which resulted in a net pre-tax gain of $8.8 million. The net pre-tax gain of these securities sales is approximately $914,500. During the fiscal year ended June 30, 2005, the Company sold 120,000 shares of Freddie Mac common stock, representing 48% of its Freddie Mac investment, at a gain of $7.6 million due to concern about the future of government-sponsored enterprises. The Company has now sold all of its Freddie Mac stock and has no U.S. government agency notes remaining in its securities portfolio. Management believes shifting assets from an investment in Freddie Mac stock and lower yielding government notes into cash will be beneficial  for  the  Company's  interest  income  as a  result  of the  current favorable short term yields the Company can earn on the cash pending reinvestment in other investment opportunities in accordance with the Company's business plan.

Kearny Financial Corp. is the holding company for Kearny Federal Savings Bank, which operates from its administrative headquarters building in Fairfield, New Jersey, and 26 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean counties, New Jersey. At December 31, 2005, Kearny Financial Corp. had total assets, deposits and stockholders' equity of $2.06 billion, $1.48 billion and $506.4 million, respectively.

Statements contained in this news release, that are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.